Castle Brands Announces Key New Developments with Goslings

Castle Brands increases ownership to 80.1% of Gosling-Castle Partners

Exclusive Export and Distribution Agreements for Goslings Rum and Goslings Stormy Ginger Beer
Extended

NEW YORK – March 30, 2017 — Castle Brands Inc. (NYSE MKT: ROX), a developer and international marketer of premium and super-premium branded spirits, today announced that it has acquired an additional 20.1% stake in Gosling-Castle Partners Inc. (“GCP”), its strategic global export venture with the Gosling family.

GCP holds the exclusive long-term export and distribution rights for Goslings Rum and Goslings Stormy Ginger Beer for all countries other than Bermuda. The transaction increases Castle Brands ownership of GCP to 80.1% and will enable consolidation for tax purposes.

In a related development, Castle Brands announced that GCP’s exclusive export agreement with Gosling’s Export (Bermuda) Limited and exclusive distribution agreement with Castle Brands have been extended through March 31, 2030, with ten-year renewal terms thereafter.

“Since Castle Brands joined forces with the Gosling family to form GCP in 2005, sales of Goslings Rum have grown rapidly in the United States and internationally. Sales were approximately 170,000 cases (9L) during the 12 months ended December 31, 2016. In addition, we have worked together to launch and grow Goslings Stormy Ginger Beer, used in the trademarked Dark ‘n Stormy® cocktail, an important driver of Goslings Rum sales. Sales of Goslings Stormy Ginger Beer were approximately 1,325,000 cases during the 12 months ended December 31, 2016. We are very glad that we have increased our ownership of GCP and have extended the terms of our Goslings agreements,” stated Richard J. Lampen, President and Chief Executive Officer of Castle Brands.

“The Goslings family has produced Goslings rum in Bermuda for 200 years. Because we realized that the brand had great potential in the U.S. and internationally, we initiated sales in the U.S. almost 20 years ago. By joining together with Castle Brands in 2005, we sharply accelerated that growth by gaining a very strong sales force, top-tier distributor relations and substantial infrastructure to support operations. We are excited to be taking these important steps to expand the relationship with Castle Brands,” said Malcolm Gosling, President and Chief Executive Officer of GCP.

“We believe that our sales and marketing initiatives will enhance Goslings Rum sales and that the strong growth of Goslings Stormy Ginger Beer will expand the consumer base, grow brand awareness and drive more consumer pull. We look forward to working even more closely with Malcolm Gosling and the Gosling family to build the prominence of the iconic Goslings brands,” added John Glover, Executive Vice President and Chief Operating Officer of Castle Brands.

About Goslings Rum

Goslings Rum has been blended in Bermuda for over 200 years by Gosling’s Brothers Ltd., the oldest company in Bermuda.  Seven generations of the Gosling’s family have built the brand into the “National Drink of Bermuda”. Goslings Black Seal® Rum, Goslings Gold® Rum and Goslings Old® Rum are all award-winners. Because of its rapid growth, Goslings Rum was named a “Hot Prospect” by Impact Magazine. In addition to the United States, Goslings is now sold in 20 countries globally. Goslings Dark ‘n Stormy® cocktail is one of the few trademarked cocktails in the world and Goslings Stormy Ginger Beer, launched in 2009 to fuel the growth of this cocktail, has become the leading Ginger Beer in the United States.

About Castle Brands

Castle Brands is a developer and international marketer of premium and super-premium brands including: Jefferson’s®, Jefferson’s Presidential Select™, Jefferson’s Reserve®, Jefferson’s Ocean Aged at Sea Bourbon, Jefferson’s Wine Finish Collection and Jefferson’s Wood Experiments, Goslings® Rums, Goslings® Stormy Ginger Beer, Knappogue Castle Whiskey®, Clontarf® Irish Whiskey, Pallini® Limoncello, Boru® Vodka, and Brady’s® Irish Cream. Additional information concerning the Company is available on the Company’s website, www.castlebrandsinc.com.

Forward Looking Statements

This press release includes statements of our expectations, intentions, plans and beliefs that constitute “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and are intended to come within the safe harbor protection provided by those sections. These statements, which involve risks and uncertainties, relate to the discussion of our business strategies and our expectations concerning future operations, margins, sales, taxes, new products and brands, potential joint ventures, potential acquisitions, expenses, profitability, liquidity and capital resources and to analyses and other information that are based on forecasts of future results and estimates of amounts not yet determinable. You can identify these and other forward-looking statements by the use of such words as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “thinks,” “estimates,” “seeks,”  “predicts,” “could,” “projects,” “potential” and other similar terms and phrases, including references to assumptions. These forward looking statements are made based on expectations and beliefs concerning future events affecting us and are subject to uncertainties, risks and factors relating to our operations and business environments, all of which are difficult to predict and many of which are beyond our control, that could cause our actual results to differ materially from those matters expressed or implied by these forward looking statements. These risks include our history of losses and expectation of further losses, our ability to expand our operations in both new and existing markets, our ability to develop or acquire new brands, our relationships with distributors, the success of our marketing activities, the effect of competition in our industry and economic and political conditions generally, including the current economic environment and markets. More information about these and other factors are described under the caption “Risk Factors” in Castle Brands’ Annual Report on Form 10-K for the year ended March 31, 2016, as amended, and other reports we file with the Securities and Exchange Commission. When considering these forward looking statements, you should keep in mind the cautionary statements in this press release and the reports we file with the Securities and Exchange Commission. New risks and uncertainties arise from time to time, and we cannot predict those events or how they may affect us. We assume no obligation to update any forward looking statements after the date of this press release as a result of new information, future events or developments, except as required by the federal securities laws.